EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES

RECORD EPS OF $2.03 FOR THE FIRST QUARTER 2004

Increased Guidance for 2004 EPS to $7.50-$8.00 and Production to $36 Billion

Company Moves Forward With Proposed REIT Conversion

IRVINE, CA, April 22, 2004 . . . New Century Financial Corporation (NASDAQ: NCEN) one of the nation’s largest mortgage finance companies, today announced results for the three months ended March 31, 2004, increased production and EPS guidance, provided details related to its proposed conversion to a real estate investment trust (REIT) and announced SEC filings related to the REIT conversion.

Financial Highlights

■	Record per share net earnings of $2.03
■	Quarterly production of $8.4 billion
■	Increased 2004 annual loan production target to $36 billion
■	Increased 2004 EPS guidance to $7.50-$8.00
■	Increased on-balance sheet portfolio to $6 billion
■	Increased quarterly cash dividend to $0.20 per share from $0.16 per share

Recent	Events
■	Announced decision to convert to REIT
■	Filed registration and proxy statement with SEC in connection with REIT conversion
■	Filed registration statement with SEC to raise approximately $750 million in common equity
■	Received RPS3 servicing rating from Fitch Ratings

“This has been an historic quarter for New Century,” said Robert K. Cole, chairman and chief executive officer of New Century Financial Corporation. “We continue to execute on our growth strategies, while adding earnings stability through our increased on-balance sheet portfolio. In addition, we anticipate the REIT structure we are proposing will support our growth strategies, enhance shareholder value and be more tax-efficient.”

“Our original 2004 guidance for loan production was $30 billion and our EPS guidance was $7.00, or more. Given the strong production results reported for the first quarter, we are increasing our 2004 loan production guidance to $36 billion,” said Cole. “We project that over 35 percent of our 2004 net income will come from our portfolio assets and are confident that this will be another record earnings year for New Century. Therefore, we are increasing our 2004 EPS guidance to $7.50-$8.00, whether or not we convert to a REIT and complete the related capital raise.”

“As we continue to grow our portfolio of mortgage loans we expect that the percentage of our total earnings generated by our portfolio will reach 50% by the end of 2005. We believe that this strategy will provide us with a more diversified earnings stream while we continue to operate a growing mortgage origination franchise,” added Cole.

Financial Results

For the three months ended March 31, 2004, net earnings increased 90.8% to $87.2 million, or $2.03 per share on a diluted basis, compared with $45.7 million, or $1.23 per share on a diluted basis, for the same quarter a year ago. Total revenues for the quarter increased 99.4% to $361.0 million, compared with total revenues of $181.0 million for the same quarter a year ago.

The following table summarizes our financial information for the periods shown:

Financial Summary (in thousands except per share data)	Three Months Ended 3/31/04 3/31/03
Total revenues	$361,000		$180,988
Earnings before income taxes	$156,467		$78,057
Net earnings	$87,245		$45,739
Diluted earnings per share	$2.03		$1.23
Diluted wtd. avg. shares outstanding	42,971	*	37,242

*	Includes approximately 6.0 million shares currently issuable upon conversion of the company’s convertible senior notes

Loan Originations

First quarter loan production totaled $8.4 billion, an increase of 80 percent over the corresponding period a year ago.

“The strength of our production franchise has been demonstrated once again,” said Brad A. Morrice, vice chairman, president and chief operating officer. “We are extremely pleased with the commitment and dedication of our Associates, which is reflected in wholesale’s production increase of 82 percent and retail’s production increase of 64 percent, compared with the first quarter of last year.”

The following table summarizes our loan originations by channel and by product type for the periods shown:

(dollars in thousands)	Three Months Ended 3/31/04		Three Months Ended 3/31/03
	Amount	% of Total	Amount	% of Total
Wholesale	$7,695,006	91.2	$4,237,188	90.4
Retail	741,350	8.8	452,283	9.6

Total	$8,436,356	100.0	$4,689,471	100.0

Fixed rate	$2,325,645	27.6	$1,242,633	26.5
Adjustable rate	6,110,711	72.4	3,446,838	73.5

Total	$8,436,356	100.0	$4,689,471	100.0

Refinance	$5,951,982	70.6	$3,824,150	81.6
Purchase	2,484,374	29.4	865,321	18.4

Total	$8,436,356	100.0	$4,689,471	100.0

Credit Quality

The following table summarizes our loan originations by credit risk grades for the periods shown:

(dollars in thousands)	Three Months Ended 3/31/04				Three Months Ended 3/31/03
	Amount	%	Avg. LTV	FICO	Amount	%	Avg. LTV	FICO
AA	$6,112,500	72.5	87.3	634	$1,269,129	27.1	83.8	614
A+	981,884	11.6	81.1	594	2,073,530	44.2	82.3	616
A-	638,241	7.6	77.0	574	632,322	13.5	77.0	564
B	370,050	4.4	74.6	562	547,077	11.7	74.7	547
C/C-	298,555	3.5	68.8	549	166,867	3.5	68.8	541

Subtotal	$8,401,230	99.6	84.6	619	$4,688,925	100.0	80.6	598
Commercial	28,524	0.3	54.4	N/A	546	—	N/A	N/A
Private label prime	6,602	0.1	N/A	N/A	—	—	N/A	N/A

Total	$8,436,356	100.0	84.5	619	4,689,471	100.0	80.6	598

Commercial loans represent real estate mortgage loans on multifamily and mixed-use properties. Private label prime loans represent agency-qualifying loans originated for the company by a third party under a private label agreement.

The following table sets forth the FICO score and credit trends on production for the periods indicated:

	1Q04	4Q03	3Q03	2Q03	1Q03
Wtd. avg. FICO score	619	615	626	599	598
% of production in top 2 credit grades	84.1%	82.6%	85.4%	80.3%	71.2%
% of production in bottom 2 credit grades	3.5%	3.5%	2.6%	3.6%	3.6%

“Our production continues to be concentrated in our top two credit grades, consistent with our previously stated goals,” said Morrice. “We expect this trend to continue as we maintain our focus on strong credit and underwriting discipline.”

Internet-Based Originations

The following table sets forth the originations from our wholesale division’s FastQual® Web site as a percent of total wholesale loan production and originations from our retail division’s Internet program as a percent of total retail loan production for the periods indicated:

(dollars in thousands)	1Q04	4Q03	3Q03	2Q03	1Q03
Total wholesale production	$7,695,006	$7,581,860	$7,990,073	$5,320,603	$4,237,188
FastQual	$5,121,573	$5,411,686	$5,778,164	$3,278,230	$1,679,601
Percent FastQual	66.6%	71.4%	72.3%	61.6%	39.6%
Total retail production	$741,350	$669,702	$648,735	$482,394	$452,283
Retail Internet production	$371,775	$290,667	$246,898	$214,492	$172,493
Percent Internet	50.1%	43.4%	38.1%	44.5%	38.1%

Net Operating Margin

The following table sets forth the components of operating margin for the periods indicated:

	1Q04	4Q03	3Q03	2Q03	1Q03
Gain on sale (a)	3.82%	3.75%	4.59%	4.46%	4.07%
Net interest income (b)	0.58%	0.54%	0.46%	0.53%	0.52%
Loan acquisition cost (c)	(2.35)%	(2.35)%	(2.06)%	(2.46)%	(2.61)%

Operating margin	2.05%	1.94%	2.99%	2.53%	1.98%

(a)	Excludes additions to loan loss allowances and losses on securitization pool repurchases
(b)	Represents net interest on mortgage loans held for sale divided by origination volume for the corresponding period
(c)	Loan acquisition cost is a non-GAAP financial measure, for comparable GAAP information see below and schedule 1

First quarter gain on sale was slightly higher than the fourth quarter as a result of a more favorable secondary market environment.

Loan Acquisition Costs

The following table sets forth the components of loan acquisition costs for the periods indicated:

	1Q04	4Q03	3Q03	2Q03	1Q03
Points and fees
Wholesale	(0.73)%	(0.76)%	(0.65)%	(0.76)%	(0.75)%
Retail	3.70%	4.19%	4.29%	4.26%	4.10%
Net points and fees	(0.36)%	(0.38)%	(0.30)%	(0.35)%	(0.29)%

Overhead	(1.99)%	(1.97)%	(1.76)%	(2.11)%	(2.32)%

Loan acquisition costs	(2.35)%	(2.35)%	(2.06)%	(2.46)%	(2.61)%

Wholesale production as a % of total production	91.2%	91.9%	92.5%	91.7%	90.4%

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in our income statement. We believe that the presentation of loan acquisition costs provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do using the most directly comparable GAAP measure. Our management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Forward Sale Commitments

Current forward sales commitments totaling $7.15 billion will be settled during the second and third quarters of 2004. We expect the price of these forward sales to be greater than that received in the first quarter of 2004 resulting from a favorable secondary market and strong demand for our product.

Secondary Market Transactions

The following table summarizes secondary market transactions for the periods shown below:

	Three Months Ended
(dollars in thousands)	3/31/04		3/31/03
	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$7,309,153	99.4	$4,107,742	88.4
Discounted loan sales	40,522	0.6	47,482	1.0

Total sales	$7,349,675	100.0	$4,155,224	89.4
On-balance sheet securitizations	—	—	493,605	10.6

Total secondary market transactions	$7,349,675	100.0	$4,648,829	100.0
Total secondary market transactions as a % of production	87.1%		88.6%

On April 21, 2004, we completed the sixth on-balance sheet transaction, New Century Home Equity Loan Trust, Series 2004-1, backed by $1.5 billion of fixed- and adjustable-rate mortgage loans. Because this transaction did not close until April, it is not included in the table above. However, because these mortgage loans were identified and pooled prior to March 31, 2004, they have been included in mortgage loans held for investment, net, in the Selected Balance Sheet Data accompanying this press release. See On-Balance Sheet Securitizations below.

Gain on Sale of Loans

The following table reflects the components of our gain on sale of loans for the periods shown below:

	Three Months Ended
(dollars in thousands)	3/31/04		3/31/03
	$	% Gain	$	% Gain
Whole loan sales	$283,639		$155,641
Mortgage servicing rights	—		18,967

	$283,639	3.88	$174,608	4.25
Loss on loans sold at a discount	(3,076)		(7,242)
Adjustments to loss allowance	—		2,000

Net execution	$280,563	3.82	$169,366	4.08
Premiums paid to acquire loans	(67,779)		(34,847)
Hedge loss	(2,132)		(436)
Fair value adjustment	1,442		1,606
Net deferred origination costs	(10,118)		(9,887)

Net gain on sale	$201,976	2.75	$125,802	3.03

First quarter gain on sale was lower on a percentage-basis compared with the same quarter in 2003 as a result of (i) lower net execution, (ii) an increase in premiums paid to acquire loans as a result of the mix of wholesale versus retail loans sold during the quarter and (iii) increased hedge losses resulting from fluctuations in interest rates.

Net deferred origination costs include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold.

Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period. The increase in premiums paid in the first quarter 2004, versus first quarter 2003, is due mainly to higher loan sale volume.

Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to our residual interests and loans held for sale.

On-Balance Sheet Securitizations

At March 31, 2004, our on-balance sheet portfolio consisted of over 35,000 mortgage loans held for investment totaling $6.0 billion, net of the related allowance for loan losses. Included in this amount is $1.5 billion of mortgage loans held for investment, net, which were included in the 2004-1 transaction described further below. We have provided $46.2 million for loan losses through March 31, 2004. Losses charged against this allowance have been immaterial to date.

The following table provides Performance Data on the portfolio of our on-balance sheet securities as of March 31, 2004:

(dollars in thousands)	2003 Vintage	2004 Vintage
Initial collateral pool	$4,946,781	$1,520,942
Current collateral pool	$4,471,239	$1,520,942
Delinquency (30+ days)	1.73%	0.00%
Cumulative losses	$59	$0
Life-to-date CPR*	10.6%	00.0%

*Constant Prepayment Rate

The $4.5 billion on-balance sheet portfolio for the 2003 securitizations provided $70.9 million in cash flows to us during the first quarter of 2004 and contributed $0.64 to our EPS, as further described below.

On April 21, 2004, we completed our sixth on-balance sheet transaction, New Century Home Equity Loan Trust, Series 2004-1, backed by fixed- and adjustable-rate mortgage loans. This transaction was structured as a collateralized mortgage obligation (CMO), which has certain tax advantages to the company compared with the real estate mortgage investment conduit (REMIC) structure previously employed through October 2003. REMIC transactions are treated as sale transactions for tax purposes and as a result we are required by the Internal Revenue Code to recognize a significant portion of the income related to the transaction for tax purposes in the quarter the REMIC closes. CMO transactions are treated as financings under the Internal Revenue Code, and the income related to CMO transactions is recognized ratably over the life of the transaction for tax purposes.

The following table provides the estimated contribution to 2004 operating results from our on-balance sheet securitizations and residual interests:

	1Q04	2Q04E	3Q04E	4Q04E	2004E
Estimated pre-tax cash flow (000’s)	$70,904	$86,193	$77,015	$67,294	$301,406
Estimated contribution to diluted EPS*	$0.64	$0.82	$0.79	$0.75	$3.00

*	Assumes a 42% tax rate and 43 million shares outstanding

Note: The table above excludes costs to service these loans, assumes no impact to earnings of hedging activities and includes only transactions executed on or before April 21, 2004.

As indicated above, we expect our on-balance sheet securitizations and residual interests to provide $3.00 of EPS for 2004. These estimates are based on actual experience and current assumptions of prepayment speeds, losses and interest rates. Differences between amounts estimated in prior periods as compared to actual results and currently estimated amounts are primarily related to variances in estimated versus actual experience and/or revised assumptions.

Repurchase Allowance

Repurchase allowance is established to account for potential repurchase obligations pursuant to representations and warranties in our loan sale agreements and for elective repurchases of loans from prior securitizations. The company applies the historic rate of repurchases, the percent of those repurchases that are resold at a loss, and the historic loss severity on such repurchases to recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of March 31, 2004, the components of repurchase allowance, which is included in Other Liabilities on the balance sheet, were as follows:

(dollars in thousands)	Quarter Ended 3/31/04
Whole loan sale repurchase obligations:
First quarter whole loan sales	$7,400,000
Historic repurchase rate	0.75%
Historic percentage of repurchases resold at a loss	76.02%
Average loss on sales of repurchased loans	22.15%
Total repurchase allowance	$9,345

Residual Interests

As of March 31, 2004, residual interests totaled $170.9 million representing 1.7% of total assets and 27.7% of total stockholders equity. Cash flow received from residual interests during the quarter ended March 31, 2004 totaled $14.8 million.

Following is a roll-forward of residual interests:

(dollars in thousands)	Quarter Ended 3/31/04
Beginning balance at 12/31/03	$179.5
Less cash received during 1Q04	(14.8)
Residual interest income	4.8
Fair value adjustment to residual interests	1.4

Ending balance at 3/31/04	$170.9

Licensing

As of March 31, 2004, the company was licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies to originate first mortgages in all 50 states and the District of Columbia and second mortgages in 48 states and the District of Columbia.

Loan Performance Data

Detailed loan performance data and our credit trends is available in the “Security Performance” page and in the “Earnings Releases” section of the “Financial Information” page on the company’s Web site (www.ncen.com). Such loan performance data, and loan performance data of our peers, through March 31, 2004, are also available through various industry sources. The company believes these data indicate that our loan pools are generally performing consistently with or better than those of our peer group.

Quarterly Dividend Payment

On April 5, 2004, our Board of Directors approved an increase in our quarterly cash dividend from $0.16 per share to $0.20 per share to be paid on April 30, 2004 to stockholders of record at the close of business on April 15, 2004. Any future declaration of dividends will be subject to our earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Mortgage Loan Servicing Platform

As of March 31, 2004, the balance of the mortgage loan servicing portfolio was $12.9 billion, consisting of the following:

Servicing rights retained	$0.3 billion
Mortgage loans held for investment	$6.0 billion
Mortgage loans held for sale	$3.0 billion
Mortgage loans serviced for others on an interim basis	$3.6 billion

Servicing rights retained include loans sold to whole loan investors for which we retained the servicing rights. Mortgage loans held for investment represent the loans underlying our on-balance sheet securitizations. Mortgage loans held for sale represent our unsold inventory. Mortgage loans serviced for others on an interim basis represent loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

As of March 31, 2004, the balance of mortgage loans serviced by others that underlie our residual asset was $1.4 billion.

We intend to grow our servicing portfolio, given our recently received rating from Fitch Ratings of average. We expect to service loans owned by third parties to take advantage of our technical capabilities, capitalization and economies of scale.

Conversion to a Real Estate Investment Trust and Related Public Offering

On April 5, 2004, New Century’s Board of Directors unanimously voted in favor of converting New Century Financial Corporation to a REIT, subject to a number of conditions, including SEC review and stockholder approval of the merger component of the REIT conversion. The decision to convert to a REIT was based on several factors, including the potential for increased stockholder return, tax efficiency and ability to achieve growth objectives. On April 19, 2004, the Board of Directors approved certain legal and financial matters related to the proposed REIT conversion. The Board of Directors has received a fairness opinion from Morgan Stanley & Co. Incorporated with respect to the REIT conversion. A copy of the opinion has been included as an exhibit to the REIT proxy statement/prospectus filed with the Securities and Exchange Commission on April 22, 2004. New Century stockholders will vote on the merger forming a part of the REIT conversion at the 2004 annual meeting, the date and time of which will be announced as soon as practicable.

The REIT conversion will include a merger and related restructuring transactions. Pursuant to the merger, New Century will become a wholly-owned subsidiary of New Century REIT, Inc., a Maryland corporation that New Century recently formed for purposes of the REIT conversion, and stockholders of New Century will receive one share of New Century REIT common stock for each share of New Century Financial common stock they own at that time. Following the completion of the merger, New Century REIT will be renamed “New Century Financial Corporation.”

New Century also announced today that, in connection with the REIT conversion, it plans to raise approximately $750 million of capital through a public offering of shares of New Century REIT common stock, which is contingent upon, among other things, the completion of the merger described above.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Convertible Senior Notes

On July 8, 2003 and July 14, 2003, New Century Financial Corporation issued $210 million of Convertible Senior Notes due July 3, 2008. The Notes are currently convertible into shares of New Century Financial Corporation common stock at a rate of 28.7366 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $34.80 per share). At this conversion rate, the Notes would convert into an aggregate of 6,034,686 shares of common stock.

As of March 17, 2004, the Notes became convertible into New Century Financial’s common stock.

Upon completion of the REIT conversion, the Notes will become convertible into shares of New Century REIT’s common stock at the same conversion rate. We expect that stock to either be listed on the New York Stock Exchange or traded on the Nasdaq National Market. Thereafter, the Notes will remain convertible until maturity.

The conversion rate on the Notes will remain subject to adjustments, as provided in the indenture, for certain dividends, distributions, stock splits and similar transactions. However, adjustments to the conversion rate generally may not cause the Notes to convert into more than an aggregate of 7,418,754 shares.

Conference Call and Webcast

New Century’s quarterly earnings conference call is scheduled to begin at 8:00 a.m., Pacific Daylight Time, on Thursday, April 22, 2004. The conference call and an accompanying slide presentation will be broadcast over the Internet at www.ncen.com. If you would like to participate on the call, please contact Carrie Marrelli at (949) 224-5745 to receive the details for the call. The financial information included in this press release and the slide presentation will be available following the conference call by clicking the “Financial Information” button then the “Earnings Releases” button in the “Investor Relations” section of our Web site.

Summary

New Century Financial Corporation (Nasdaq: NCEN) is one of the nation’s largest mortgage finance companies, providing primarily first mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of March 31, 2004, New Century originated loans through 70 sales offices operating in 27 states and 20 regional processing centers operating in 14 states and employed 4,016 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include: (i) our 2004 EPS guidance of between $7.50 and $8.00 (whether or not we convert to a REIT and complete the related capital raise); (ii) our 2004 loan production guidance of $36 billion; (iii) our expectations that our proposed REIT structure will support our growth strategies, enhance shareholder value and be more tax-efficient; (iv) our belief that over 35% of our 2004 net income will come from our portfolio assets; (v) our expression of confidence that we will have another record earnings year in 2004; (vi) our expectation that as we continue to grow our mortgage loan portfolio, the earnings generated by our mortgage loan portfolio will reach 50% of our total earnings by the end of 2005; (vii) our belief that our strategy to grow our portfolio of mortgage loans will provide us with a more diversified earnings stream while we continue to operate a growing mortgage origination franchise; (viii) our expectation that the concentration of our loan production in the top two credit grades will continue as we maintain our focus on strong credit and underwriting discipline; (ix) our expectation that the price of our forward sales totaling $7.15 billion to be settled during the second and third quarter of 2004 will be greater than that received in the first quarter of 2004 due to a favorable secondary market and strong demand for our product; (x) our estimates of the contributions of our on-balance sheet securitizations and residual interests to our 2004 operating results and the assumptions underlying them; (xi) our estimates of prepayment speeds, losses, interest rates, pre-tax cash flows and contribution to diluted EPS; (xii) our intention to grow our servicing platform given our recently received rating of “average” from Fitch Ratings, Inc.; (xiii) our expectation that we will service loans owned by third parties; (xiv) our intention that New Century REIT will raise approximately $750 million of equity capital through a public offering of its shares of common stock in connection with, and contingent upon, consummation of the REIT conversion; (xv) our expectation that the common stock of New Century REIT, Inc. will be listed on either the New York Stock Exchange or traded on the Nasdaq National Market; and (xvi) our expectations regarding the impact of the REIT conversion on our convertible Note holders. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the condition of the markets for whole loans and mortgage-backed securities; (iii) the stability of residential property values, (iv) our ability to obtain stockholder approval of the agreement and plan of merger that is attached as an annex to the registration statement on Form S-4 filed with the Securities and Exchange Commission (SEC) by New Century REIT, Inc. in connection with the REIT conversion; (v) the satisfaction or, where permitted, waiver of the conditions specified in the agreement and plan of merger; (vi) our ability to comply with the requirements applicable to REITs; (vii) our ability to continue to maintain low loan acquisition costs; (viii) the potential effect of new state or federal laws and regulations; (ix) the effect of increasing competition in our sector; (x) our ability to maintain adequate credit facilities to finance our business; (xi) the interest rate environment; (xii) the outcome of litigation or regulatory actions pending against New Century; (xiii) our ability to adequately hedge our residual values; (xiv) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, prepayment speeds and losses; (xv) the assumptions underlying our 2004 operating results, (xvi) our ability to finalize our forward sale commitments; (xvii) our ability to deliver loans in accordance with the terms of our forward sale commitments, and (xviii) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and our other periodic filings with the SEC and also in the registration statements on Form S-3 and S-4 filed with the SEC by New Century REIT, Inc. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation

Selected Financial Data

Unaudited

(in thousands except per share data)

	Three Months Ended March 31
	2004		2003
Revenues
Gain on sale of loans	$201,976		$125,802
Interest income	148,348		46,148
Residual interest income	4,780		6,565
Servicing and other income	5,896		2,473

Total revenues	361,000		180,988
Operating expenses
Personnel	80,966		49,179
Interest	55,964		17,551
Provision for loan losses on mortgage loans held for investment	19,869		3,182
General and administrative	33,499		24,083
Advertising and promotion	9,898		6,187
Professional services	4,337		2,749

Total expenses	204,533		102,931
Earnings before income taxes	156,467		78,057
Income taxes	69,222		32,318

Net earnings	$87,245		$45,739

Basic earnings per share	$2.64		$1.34

Diluted earnings per share	$2.03		$1.23

Basic wtd. avg. shares outstanding	33,057		34,253
Diluted wtd. avg. shares outstanding	42,971		37,242
Book value per share (diluted)	$19.26	*	$11.17

*	Book value per share as of December 31, 2003 is computed using fully diluted shares outstanding, based on the if converted method, and includes the $210.0 million of Convertible Debt issued in July 2003 in stockholders’ equity as “if converted”. Using basic shares outstanding, book value per share was $18.69 and $12.15 at March 31, 2004 and 2003, respectively.

Balance Sheet Data: (dollars in thousands)	March 31, 2004	December 31, 2003	March 31, 2003
Cash and cash equivalents (a) (b)	$561,737	$386,423	$57,716
Mortgage loans held for sale, net	2,956,936	3,422,211	1,943,236
Mortgage loans held for investment, net	5,999,277	4,745,937	491,174
Residual interests in securitizations	170,925	179,498	223,180
Other assets	116,309	200,811	62,283

Total assets	$9,805,184	$8,934,880	2,777,589

Credit facilities	$2,798,080	$3,311,837	$1,748,538
Financing on mortgage loans held for investment	5,991,753	4,686,323	475,867
Convertible debt	205,061	204,858	—

Other liabilities	192,532	189,851	137,042
Total stockholders’ equity	617,758	542,011	416,142

Total liabilities and stockholders’ equity	$9,805,184	$8,934,880	$2,777,589

(a)	Cash and liquidity, which includes available borrowing capacity, grew to $572.8 million at March 31, 2004 from $404.3 million at December 31, 2003, which had previously increased from $212.5 million at March 31, 2003.

(b)	Includes restricted cash of $188.3 million at March 31, 2004, $116.9 million as of December 31, 2003 and $9.6 million at March 31, 2003.

Schedule 1

The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP:

(Dollars in thousands)	1Q04	4Q03	3Q03	2Q03	1Q03
Total expenses	$204,533	$193,090	$145,363	$111,330	$102,931

Add / subtract:
Excluded expenses (a)	(12,274)	(18,607)	(4,797)	(12,464)	(6,380)
Provision for loss and hedge loss from on-balance sheet securitization	(19,869)	(10,505)	(8,113)	(5,394)	(5,492)
Direct origination costs classified as a reduction in gain on sale	51,600	50,600	47,600	48,500	35,400
Interest expense	(55,964)	(52,341)	(27,934)	(19,749)	(17,552)

Loan acquisition costs – overhead	$168,026	$162,237	$152,119	$122,223	$108,907
Divided by: quarterly volume	$8,436,356	$8,251,562	$8,638,808	$5,802,997	$4,689,471
Loan acquisition costs overhead (bps)	1.99%	1.97%	1.76%	2.11%	2.32%

(a) Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to our loans held for investment.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

We believe that the presentation of loan acquisition cost provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.